UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 05, 2024

Vintage Wine Estates, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40016	87-1005902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Concourse Boulevard
Santa Rosa, California		95403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 289-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on February 28, 2024, Vintage Wine Estates, Inc., a Nevada corporation (“VWE” or the “Company”), its wholly owned subsidiary Vintage Wine Estates, Inc., a California corporation ("Borrower Agent"), certain other subsidiaries of the Borrower Agent (together with the Borrower Agent, collectively, the “Borrowers”), the Lenders (as defined below) party thereto, and BMO Bank N.A., as administrative agent and collateral agent (the “Agent”), entered into a Forbearance Agreement (the “Original Forbearance Agreement”) with respect to the Second Amended and Restated Loan and Security Agreement, dated of December 13, 2022 (as amended from time to time, the “Loan Agreement”), by and among the Company, the Borrowers, the lenders from time to time party thereto (the “Lenders”) and the Agent. On April 2, 2024, the Original Forbearance Agreement was amended and restated pursuant to that certain Amended and Restated Forbearance Agreement (as amended from time to time prior to the date hereof, the “A&R Forbearance Agreement”).

On June 10, 2024, the Company, the Borrowers, the Lenders and the Agent entered into the Second Amended and Restated Forbearance Agreement (the “Second A&R Forbearance Agreement”), which amends and restates the A&R Forbearance Agreement to, among other things, (a) extend the period during which the Agent and the Lenders have agreed to forbear from enforcing their respective rights and remedies in respect of certain events of default under the Loan Agreement, subject to the terms and conditions therein, to July 25, 2024, (b) increase the applicable margin on the loans by 300 basis points, with such 300 basis points payable in kind, (c) remove the requirement to mandatorily prepay the term loans on June 17, 2024 in the amount of $10 million and on June 30, 2024 in the amount (in the aggregate with the June 17, 2024 prepayment) of $20 million, (d) require cash collateralization of certain existing letters of credit and bank product obligations and (e) require the Company and the Borrowers to comply with certain specified covenants and milestones, including, among other things, maintaining actual cash receipts for four-week periods of not less than 85% of projected cash receipts and actual disbursements for four-week periods of not greater than 110% of projected disbursements.

In connection with the Second A&R Forbearance Agreement, the Company and the Borrowers also agreed to pay certain fees to the Agent, including a payment to the Agent for the benefit of the Lenders equal to 60 basis points on the Lenders' outstanding loans and commitments that shall be paid as follows: (i) 10 basis points in cash on the effective date of the Second A&R Forbearance Agreement and (ii) 50 basis points in cash on July 25, 2024.

The foregoing description of the Second A&R Forbearance Agreement is only a summary and is qualified in its entirety by reference to the full text of the Second A&R Forbearance Agreement. A copy of the Second A&R Forbearance Agreement will be filed with the Company’s Annual Report on Form 10-K for the year ended June 30, 2024.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 23, 2024, the Board of Directors (the “Board”) of the Company approved a retention plan to retain select employees and executive officers, including the principal executive officer (the “Retention Plan”). On June 5, 2024, the Board approved an amendment to the Retention Plan. Pursuant to the amended Retention Plan, Seth Kaufman, the Company’s Chief Executive Officer, is entitled to receive a cash retention payment in the amount of $1,425,000, subject to executing a release of claims in favor of the Company and its affiliates.

As previously disclosed, payments under the amended Retention Plan must be repaid to the Company by Mr. Kaufman if he resigns without good reason or is terminated for cause prior to the achievement of certain milestones, including (i) transfer of employment to a buyer of the assets of the Company, (ii) consummation of a restructuring or change of control transaction, (iii) June 30, 2025, (iv) involuntary separation without cause or (v) death or disability. Under the amended Retention Plan, good reason includes a material reduction in Mr. Kaufman’s salary, a material diminution in his job title, any requirement that Mr. Kaufman relocate his principal executive office or residence to a location that is more than twenty (20) miles from such current location, or if the Company materially breaches the term of the Retention Plan or Mr. Kaufman’s employment agreement, as amended.

A copy of the amended Retention Plan will be filed with the Company’s Annual Report on Form 10-K for the year ended June 30, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.

Date:	June 11, 2024	By:	/s/ Kristina Johnston
Chief Financial Officer